UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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GW PHARMACEUTICALS PLC
(Name of Registrant as Specified In Its Charter)

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	(1)	Title of each class of securities to which transaction applies:

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2021

GW PHARMACEUTICALS PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-35892	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Sovereign House, Vision Park Chivers Way, Histon Cambridge, CB24 9BZ United Kingdom

(Address of principal executive offices, including zip code)

+44 1223 266 800

(Registrant’s telephone number, including area code)

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☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing 12 Ordinary Shares, par value £0.001 per share	GWPH	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on February 3, 2021, GW Pharmaceuticals plc, a public limited company incorporated under the laws of England and Wales (“GW”), entered into a transaction agreement (the “Transaction Agreement”) with Jazz Pharmaceuticals Public Limited Company, an Irish public limited company (“Jazz”), and Jazz Pharmaceuticals UK Holdings Limited, a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of Jazz (“Bidco”), pursuant to which, on the terms and subject to the conditions set forth therein, Bidco will acquire the entire issued and to be issued share capital of GW pursuant to a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (such acquisition, the “Transaction”). On March 15, 2021, GW filed a definitive proxy statement with the Securities and Exchange Commission in connection with the Transaction (the “Proxy Statement”).

Since the initial filing of the Proxy Statement, twelve complaints have been filed in federal courts in California, New York and Pennsylvania and a state court in New York by purported GW shareholders against GW and the members of the GW board of directors in connection with the Transaction: Farrell v. GW Pharmaceuticals plc, et al., Case No. 1:21-cv-02344 (filed March 17, 2021) (S.D.N.Y.), Hinton v. GW Pharmaceuticals plc, et al., Case No. 1:21-cv-02379 (filed March 18, 2021) (S.D.N.Y.), Brady v. GW Pharmaceuticals plc, et al., Case No. 1:21-cv-02382 (filed March 18, 2021) (S.D.N.Y.), Warren v. GW Pharmaceuticals plc, et al., Case No. 1:21-cv-02536 (filed March 24, 2021) (S.D.N.Y.), Goodman v. GW Pharmaceuticals plc, et al., Case No. 1:21-cv-01574 (filed March 25, 2021) (E.D.N.Y.), Kent v. GW Pharmaceuticals, plc, et al., Case No. 3:21-cv-00530-MMA-AHG (filed March 26, 2021) (S.D. Cal.), Coffman v. GW Pharmaceuticals plc, et al., Case No. 3:21-cv-00537-BEN-RBB (filed March 26, 2021) (S.D. Ca.), Shubitowski v. GW Pharmaceuticals plc, et al., Case No. 1:21-cv-02668 (filed March 29, 2021) (S.D.N.Y.), Hurlbut v. GW Pharmaceuticals plc, et al., Case No. 2:21-cv-01500 (filed March 30, 2021) (E.D. Pa.), Olesky v. GW Pharmaceuticals, plc, et al., Case No. 1:21-cv-02741 (filed March 31, 2021) (S.D.N.Y) Ochoa v. GW Pharmaceuticals plc, et al., (3:21-cv-00580-BAS-BLM) (filed April 2, 2021) (S.D. Ca.) (collectively, the “Federal Shareholder Litigation”); and Levy v. Guy, et al., Case No. 603237/2021 (filed March 17, 2021) (N.Y. Sup. Ct. Nassau Cty.) (the “State Court Litigation” and, collectively with the Federal Shareholder Litigation, the “Transaction Litigation”). Each of the complaints in the Federal Shareholder Litigation includes allegations that, among other things, the Proxy Statement omitted certain material information in connection with the Transaction in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated under the Exchange Act, and one of those complaints also purports to allege claims that the members of the GW board of directors breached fiduciary duties in connection with the Transaction. The State Court Litigation purports to allege misrepresentation claims under New York common law relating to the Proxy Statement. The plaintiffs in the Transaction Litigation seek various remedies, including injunctive relief to prevent the consummation of the Transaction unless certain allegedly material information is disclosed or, in the alternative, rescission or damages and an award of attorneys’ fees and expenses.

GW believes that the claims asserted in the Transaction Litigation are without merit and no additional disclosures are required under applicable law. However, in order to avoid the risk of the Transaction Litigation delaying or adversely affecting the Transaction and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, GW has determined to voluntarily make the following supplemental disclosures to the Proxy Statement, as described in this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, GW specifically denies all allegations in the Transaction Litigation that any additional disclosure was or is required.

These supplemental disclosures will not affect the transaction deliverables to be paid to shareholders of GW in connection with the Transaction or the timing of the Court Meeting and the General Meeting of the shareholders of GW scheduled for April 23, 2021, at 2:00 p.m. (London time) and 2:15 p.m. (London time), respectively, at Kingsgate House, Newbury Road, Andover SP10 4DU, United Kingdom. The GW board of directors continues to unanimously recommend that you vote “FOR” the resolutions to be proposed at the Court Meeting and the General Meeting described in the Proxy Statement.

Supplemental Disclosures to the Proxy Statement in Connection with the Transaction Litigation

The following disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. All page references are to the Proxy Statement and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

The disclosure in the section entitled “The Transaction—Background of the Transaction”, beginning on page 53 of the Proxy Statement, is hereby amended as follows:

The first sentence in the fifth paragraph on page 55 is amended and supplemented as follows:

On December 8, 2020, the GW Board met with Mr. Snyder and Mr. Giacobello and representatives of Goldman Sachs, Centerview, Cravath and Slaughter and May to discuss the revised Jazz proposal and potential next steps. Representatives of Goldman Sachs and Centerview reviewed the history of GW’s interactions with Jazz to date, GW’s trading history, Jazz’s financial and operational profile and trading history and Jazz’s likely motivations for pursuing the transaction, including Jazz’s perceived business development strategy.

The first sentence in the last full paragraph on page 55 is amended and supplemented as follows:

The GW Board and representatives of Goldman Sachs and Centerview then reviewed whether other parties might be interested in a potential acquisition of GW, and representatives of Goldman Sachs and Centerview expressed their view that, based on their professional judgment and experience, there were few third parties that would both likely be interested in an acquisition of GW and have the capacity to complete a transaction at the price currently proposed by Jazz, and that, based on their professional judgment and experience, they believed that affirmative third party outreach would be unlikely to result in a proposal providing equivalent or higher value than the Jazz proposal.

The second full paragraph on page 56 is amended and supplemented as follows:

The GW Board, GW management and the advisors also discussed considerations regarding spin-offs and contingent value rights, including the complexities of these alternatives and the likelihood that Jazz would not be willing to consider these alternative structures in light of its repeated price increases to date. In response to a request from the GW Board, representatives of Goldman Sachs and Centerview reiterated their view, based on their industry knowledge and professional judgment, that there were few third parties that would both likely be interested in an acquisition of GW and have the capacity to complete a transaction at the price currently proposed by Jazz, and that they believed that affirmative third-party outreach would be unlikely to result in a proposal providing equivalent or higher value than the Jazz proposal. Taking into account the views of its financial advisors, including their view that third-party outreach would be unlikely to result in a proposal providing higher value than the Jazz proposal, and the risk of leaks associated with third-party outreach, ~~The~~ the GW Board concluded that it would first decide whether it wanted to engage with Jazz and could revisit third-party outreach at a later time as appropriate. After excusing the financial advisors, the GW Board discussed potential response alternatives with Cravath and Slaughter and May, then excused the legal advisors to continue the discussion. The GW Board discussed that it would like to see if Jazz would be willing to further increase its price, but that Jazz was at a price level that was close to that which could warrant further engagement. After discussion, the GW Board determined that Mr. Gover should respond to Jazz’s proposal by indicating that while the proposal was not sufficient, GW would not be averse to engaging in discussions with Jazz if Jazz were to make a more compelling proposal, and that Mr. Gover was authorized to provide Jazz with high-level non-public due diligence information if Mr. Gover deemed it advisable to facilitate an increase in Jazz’s current proposal.

The last full paragraph on page 57 is amended and supplemented as follows:

On December 29, 2020, the GW Board met with Mr. Snyder and Mr. Giacobello and representatives of Goldman Sachs, Centerview, Cravath and Slaughter and May in order to discuss Jazz’s revised proposal and potential next steps. After Mr. Gover provided an overview of developments since the December 13 meeting, representatives of Goldman Sachs and Centerview discussed with the GW Board certain financial metrics relating to the revised proposal, noting that the $220 per GW ADS price represented an implied 90% premium to the closing price per GW

ADS on Nasdaq of $115.91 on December 28, 2020, the last trading day prior to the meeting, and an implied equity value of approximately $7 billion. Representatives of Goldman Sachs and Centerview also discussed with the GW Board certain value considerations relating to the inclusion of Jazz ordinary shares as part of the transaction deliverables, such as the impact on value in the event of changes in the Jazz ordinary share price, potential ways Jazz could provide price protection on the stock component of the transaction deliverables (including the possibility of a fixed exchange ratio or collar mechanism); the expected liquidity of the Jazz ordinary shares for GW shareholders post-closing and the likelihood that the inclusion of the stock component of the transaction deliverables signaled that Jazz had reached the limit to what it was willing or able to pay in cash. Representatives of Cravath and Slaughter and May reviewed how the introduction of a stock component to the transaction deliverables might affect the process of and timing for the transaction. A discussion ensued regarding the revised proposal in light of GW’s stand-alone prospects, the preliminary valuation analyses presented by the financial advisors at the December 13 meeting, the addition of the stock component of the transaction deliverables, and the potential advantages and disadvantages at this point in third-party outreach, following which the representatives of Goldman Sachs and Centerview left the meeting.

The third full paragraph on page 58 is amended and supplemented as follows:

Later on December 31, 2020, Mr. Gover sent Mr. Cozadd a draft amended and restated confidentiality agreement prepared by GW’s legal advisors, which included ~~a~~ customary standstill and employee non-solicitation provisions, and, like the original confidentiality agreement, did not include a “don’t ask, don’t waive” provision.

The fourth full paragraph on page 59 is amended and supplemented as follows:

On January 8, 2021, the Remuneration Committee met with members of GW management and representatives of Cravath to consider certain topics that the Remuneration Committee typically considers at the beginning of each year, such as GW’s incentive compensation programs and general compensation planning for 2021. The Remuneration Committee also discussed Radford’s recommendations regarding (1) GW entering into a new employment agreement with Mr. Gover, a topic that had been discussed periodically since Mr. Gover’s relocation to the United States in July 2015, to bring the terms of his employment in line with current market practice for US-based executives and (2) changes to GW’s severance plans and programs to resolve certain internal and geographical inconsistencies and to bring these plans and programs in line with current market practices for peer companies. Radford recommended that GW enter into a new employment agreement with Mr. Gover and adopt new severance arrangements, in each case based on its determination that such actions were consistent with market practice. The Remuneration Committee discussed the payments that would be made under these agreements in the event of a transaction with Jazz and certain qualifying terminations of employment thereafter as described in the section entitled “—Interests of GW’s Non-Employee Directors and Executive Officers in the Transaction” beginning on page 87 of this proxy statement. Representatives of Cravath also discussed with the Remuneration Committee how ~~these~~ items (1) and (2) above might be impacted by a transaction with Jazz, as well as other compensation and benefits matters that might be implicated in a transaction with Jazz.

The seventh full paragraph on page 59 is amended and supplemented as follows:

On January 14, 2021, the Remuneration Committee met again with members of GW management and representatives of Cravath to continue their discussions regarding 2021 compensation matters, such as merit-based compensation changes and 2021 short and long-term incentive program awards, and compensation and benefits matters that might be implicated in a transaction with Jazz. The Remuneration Committee also continued its discussions regarding changes to GW’s severance plans and programs, as recommended by Radford. The Remuneration Committee discussed the importance of maintaining GW’s standard compensation schedule for communication of 2021 compensation and grants of incentive awards to properly retain and incentivize GW’s employees and continued the discussions regarding the importance of adopting severance arrangements consistent with market practice.

The sixth paragraph on page 60 is amended and supplemented as follows:

On January 25, 2021, the Remuneration Committee convened again with members of GW management and representatives of Cravath to discuss certain topics, including the adoption of a company-wide severance program as had been recommended by Radford and discussed at previous meetings, matters relating to GW’s incentive programs and other employee benefits matters relating to the proposed transaction with Jazz. The Remuneration Committee reiterated the importance of maintaining GW’s standard compensation schedule for communication of 2021 compensation and grants of incentive awards to properly retain and incentivize GW’s employees and continued the discussions regarding the importance of adopting severance arrangements consistent with market practice. After discussion, the Remuneration Committee authorized senior management and representatives of Cravath to discuss and negotiate these matters with Jazz and its representatives. Mr. Gover and Mr. Cozadd, as well as representatives of Cravath and Wachtell, negotiated these matters from January 26 through February 2. It was during these conversations that Mr. Cozadd made the request that members of GW management remain with the combined company after the completion of the transaction, some on a transitional basis and some on a more long-term basis, with Mr. Gover remaining for a transitional period.

The first full paragraph on page 61 is amended and supplemented as follows:

The representatives of Goldman Sachs and Centerview were then excused and the GW Board and management discussed the progress made on the transaction to date, and the potential timetable for a transaction signing and closing. The representatives of Cravath and Mr. Gover then reviewed the terms of the engagement letters that had been negotiated with each of Goldman Sachs and Centerview.~~, including a review of certain~~ They also reviewed letters provided by each of Goldman Sachs and Centerview that disclosed certain investment banking relationships between each of Goldman Sachs and Centerview and certain of their respective affiliates, on the one hand, and GW and Jazz and certain of their respective affiliates, on the other hand, ~~that the financial advisors had disclosed to GW, and~~ including, among other things, that Goldman Sachs is a lender to an affiliate of Jazz. After such review, the GW Board unanimously approved the execution of the engagement letters.

The third paragraph on page 62 is amended and supplemented as follows:

The GW Board then engaged in a discussion regarding the transaction, and the benefits, financial and otherwise, afforded to GW and its shareholders, employees and other constituents from the transaction, taking into account the interests of the GW Board and management in the transaction as described under the section entitled “—Interests of GW’s Non-Employee Directors and Executive Officers in the Transaction” beginning on page 87 of this Proxy Statement. The GW Board concluded that the transaction would promote the success of GW for the benefit of its shareholders as a whole, following which the GW Board unanimously (1) determined that it was in the best interests of GW and the GW shareholders for GW to enter into the Transaction Agreement and consummate the Transaction and the other transactions contemplated thereby, (2) approved the execution, delivery and performance of the Transaction Agreement and the consummation of the Transaction and the other transactions contemplated thereby and (3) resolved to recommend that GW shareholders approve the Scheme Proposal at the Court Meeting and approve the Scheme Implementation Proposal and the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements at the General Meeting.

The following paragraph is inserted after the fifth paragraph on page 62:

The Greenwich Biosciences Amended and Restated Change in Control and Severance Plan (applicable to employees in the U.S.) and the GW Change in Control and Severance Benefit Plan (applicable to employees in the U.K. and other jurisdictions) were adopted on February 24, 2021. The terms of these plans are described under the section entitled “Interests of GW’s Non-Employee Directors and Executive Officers in the Transaction – Severance Entitlements” beginning on page 89 of the proxy statement and the plan documents and related participation agreements for GW’s executive officers are filed as exhibits to GW’s Form 10-K for the fiscal year ended December 31, 2020.

The disclosure in the section entitled “The Transaction—Opinions of Financial Advisors of GW”, beginning on page 67 of the Proxy Statement, is hereby amended as follows:

The first full sentence on page 71 is amended and supplemented as follows:

Applying this range of 2022E EV/Revenue Multiples to GW’s estimated calendar year risk-adjusted 2022 revenue of $1.084 billion, as set forth in the Internal Data, and adding to it GW’s net cash of $471 million as of December 31, 2020, and dividing the result of the foregoing calculations by ~~the number of~~ approximately 32.6 million fully diluted outstanding GW ADS-equivalent GW ordinary shares (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money GW ADS-equivalent options and GW ADS-equivalent restricted stock units) as of January 29, 2021, based on the Internal Data, resulted in an implied per GW ADS equity value range of approximately $147.60 to $230.45, rounded to the nearest $0.05.

The table on page 71 is deleted in its entirety and replaced with the following:

Date Announced	Target	Acquiror	Transaction Value ($ in millions)	Transaction Value/ 2-Year Forward Revenue	1-Day Premium
05/05/20	Portola Pharmaceuticals, Inc.	Alexion Pharmaceuticals, Inc.	$1,636	6.0x	132%
01/22/18	Bioverativ Inc.	Sanofi SA	$11,376	7.6x	64%
12/26/17	Sucampo Pharmaceuticals, Inc.	Mallinckrodt public limited company	$1,167	3.8x	20%
01/11/15	NPS Pharmaceuticals, Inc.	Shire plc	$5,100	8.4x	51%
04/07/14	Questcor Pharmaceuticals, Inc.	Mallinckrodt public limited company	$5,211	4.2x	27%
11/11/13	ViroPharma Incorporated	Shire plc	$3,866	5.8x	84%
11/07/13	Santarus, Inc.	Salix Pharmaceuticals, Ltd.	$2,476	4.7x	38%

Median				5.8x	51%

(1) Premiums for each transaction were calculated by comparing the per share acquisition price in the transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction.

The first sentence of the second paragraph on page 72 is amended and supplemented as follows:

Applying this range of Two-Year Forward Revenue Multiples to GW’s estimated two-year forward risk-adjusted revenue of $1.084 billion, as set forth in the Internal Data, and adding to it GW’s net cash of $471 million as of December 31, 2020, and dividing the result of the foregoing calculations by ~~the number of~~ approximately 32.6 million fully diluted outstanding GW ADS-equivalent GW ordinary shares (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money GW ADS-equivalent options and GW ADS-equivalent restricted stock units) as of January 29, 2021, based on the Internal Data, resulted in an implied per GW ADS equity value range of approximately $180.80 to $263.60, rounded to the nearest $0.05.

The third paragraph on page 72 is amended and supplemented as follows:

Centerview performed a discounted cash flow analysis of GW based on the December Forecasts and the calculations of risk adjusted, after-tax unlevered free cash flows set forth in the section entitled “—Certain GW Forecasts” beginning on page 81 of this proxy statement. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. For purposes of calculating unlevered free cash flow, stock-based compensation was treated as a cash expense.

The fourth paragraph on page 72 is amended and supplemented as follows:

In performing this analysis, Centerview calculated a range of per GW ADS equity values by (a) discounting to present value as of December 31, 2020 using discount rates ranging from 9.5% to 11.5% (reflecting Centerview’s analysis of GW’s weighted average cost of capital using the capital asset pricing model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered betas for comparable group companies) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of GW over the period beginning on January 1, 2021 and ending on December 31, 2035, utilized by Centerview based on the December Forecasts, (ii) an implied terminal value of GW, calculated by Centerview by assuming that unlevered free cash flows would decline in perpetuity after December 31, 2035 at a range of rates of free cash flow decline of 10% to 40% year over year (which perpetuity decline rate was based on considerations that Centerview deemed relevant in its professional judgment and experience), (iii) tax savings from usage of GW’s United Kingdom net operating losses of $697 million as of December 31, 2020 and future losses and (b) adding to the foregoing results GW’s net cash of $471 million as of December 31, 2020. Centerview divided the result of the foregoing calculations by ~~the number of~~ approximately 32.6 million fully diluted outstanding GW ADS-equivalent GW ordinary shares (determined using the treasury stock method and taking into account the dilutive impact of outstanding in-the-money GW ADS-equivalent options and GW ADS-equivalent restricted stock units) as of January 29, 2021, based on the Internal Data, resulting in a range of implied equity values per GW ADS of approximately $200.20 to $247.95, rounded to the nearest $0.05. Centerview compared this range to the Implied Per GW ADS Consideration Value of $220.00.

The first bullet on page 72 is amended and supplemented as follows:

•

Sensitivity Analysis. Centerview performed sensitivity analyses to assess the implied impact on the midpoint illustrative equity value per GW ADS of $218.25 derived from the analysis described above under “—Summary of Centerview Financial Analysis—Discounted Cash Flow Analysis” (reflecting a midpoint discount rate of 10.5% and a midpoint perpetuity growth rate of (25%), each based on the ranges used in the discounted cash flow analysis described above), by varying certain assumptions of GW’s management with respect to Epidiolex and nabiximols, including, but not limited to, loss of exclusivity, peak sales, probability of additional indications and timing of, or failure to receive, approvals. Such sensitivity analysis reflected a decrease in implied equity values per GW ADS of up to $46.70 and an increase in implied equity values per GW ADS of up to $34.70, each rounded to the nearest $0.05.

The first full bullet on page 73 is amended and supplemented as follows:

•

Analyst Price Targets. Centerview reviewed stock price targets for the GW ADSs in Wall Street research analyst reports publicly available as of February 1, 2021, noting these stock price targets ranged from $125.00 per GW ADS to $270.00 per GW ADS, with the median of such price targets being $181.50.

The second paragraph on page 74 is amended and supplemented as follows:

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for its current engagement, Centerview was not engaged to provide financial advisory or other services to GW, and Centerview did not receive compensation from GW during such period. In the two years prior to the date of its written opinion, Centerview was not engaged to provide financial advisory or other services to Jazz, and Centerview did not receive compensation from Jazz during such period. Centerview may provide investment banking and other services to or with respect to GW or Jazz or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, GW or Jazz or any of their respective affiliates, or any other party that may be involved in the Transaction. Except as may be held in hedge funds, mutual funds and other investment funds or similar investment vehicles or non-discretionary managed accounts or funds, no member of the Centerview deal team advising the GW Board owns any debt, equity, derivatives or convertible instruments in either GW or Jazz.

The last full paragraph on page 76 is amended and supplemented as follows:

Illustrative Discounted Cash Flow Analysis. Using the December Forecasts and the NOL Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of GW. For purposes of calculating unlevered free cash flow, stock-based compensation was treated as a cash expense. Using discount rates ranging from 9.5% to 11.5%, reflecting estimates of GW’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2020 (i) estimates of unlevered free cash flow for GW for the years 2021 through 2035 as reflected in the December Forecasts and (ii) a range of illustrative terminal values for GW, which were calculated by applying perpetuity growth rates ranging from 0.0% to 2.0%, to a terminal year estimate of the unlevered free cash flow to be generated by GW of $394 million, as reflected in the December Forecasts. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs determined to apply CAPM based on its professional judgment and experience. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the December Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for GW by adding the ranges of present values it derived above. Goldman Sachs then added to the range of illustrative enterprise values it derived for GW the estimated net cash of GW as of December 31, 2020 of $471 million, as provided by the management of GW, to derive a range of illustrative equity values for GW. Goldman Sachs then divided the range of illustrative equity values it derived by ~~the number of~~ approximately 32.6 million fully diluted outstanding GW ADS equivalent GW ordinary shares, calculated using the treasury stock method and data as of January 29, 2021, provided by the management of GW, to derive a range of illustrative present values per GW ADS ranging from $199 to $244.

The last sentence of the last paragraph on page 77 is amended and supplemented as follows:

Goldman Sachs derived a range of illustrative present values for each of Epidiolex through 2026, Epidiolex post 2026, nabiximols / Sativex, New Organic Products and Platform by adding the ranges of present values described above and dividing the result by ~~the number of~~ approximately 32.6 million fully diluted outstanding GW ADS-equivalent GW ordinary shares as of January 29, 2021, calculated using the treasury stock method and data provided by the management of GW.

The last sentence of the first paragraph on page 78 is amended and supplemented as follows:

Goldman Sachs then divided the range of illustrative values by ~~the number of~~ approximately 32.6 million fully diluted outstanding GW ADS-equivalent GW ordinary shares, calculated using the treasury stock method and data as of January 29, 2021 provided by the management of GW, to derive a per GW ADS value for such benefits.

The penultimate paragraph on page 78 is amended and supplemented as follows:

Goldman Sachs then added together the per GW ADS values it derived for each such item listed above with net cash per GW ADS, which was calculated using a net cash estimate of $471 million as of December 31, 2020, as provided by the management of GW, divided by ~~the number of~~ approximately 32.6 million fully diluted outstanding GW ADS-equivalent GW ordinary shares, calculated using the treasury stock method and data as of January 29, 2021 provided by the management of GW, to derive a range of illustrative present values per GW ADS, as of December 31, 2020, ranging from $199 to $235.

The table on page 78 is deleted in its entirety and replaced with the following:

Date Announced	Acquiror	Target	Offer Value ($ in billions)	Premium to Target’s Last Undisturbed Closing Share Price	Premium to Target’s 52-Week High Closing Share Price
August 19, 2020	Johnson & Johnson	Momenta Pharmaceuticals, Inc.	$6.5	70%	34%
November 24, 2019	Novartis AG	The Medicines Company	$9.7	45%	45%
January 7, 2019	Eli Lilly and Company	Loxo Oncology, Inc.	$8.0	68%	24%
April 9, 2018	Novartis AG	AveXis, Inc.	$8.7	88%	59%
January 9, 2017	Takeda Pharmaceutical Company Limited	ARIAD Pharmaceuticals, Inc.	$5.4	75%	69%
May 16, 2016	Pfizer Inc.	Anacor Pharmaceuticals, Inc.	$5.6	55%	(37)%
November 2, 2015	Shire plc	Dyax Corp.	$5.9	35%	22%
July 14, 2015	Celgene Corporation	Receptos, Inc.	$7.8	45%	34%
January 11, 2015	Shire plc	NPS Pharmaceuticals, Inc.	$5.2	51%	18%
High				88%	69%
75th Percentile				73%	52%
Median				55%	34%
25th Percentile				45%	20%
Low				35%	(37)%

The penultimate paragraph on page 80 is amended and supplemented as follows:

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of GW, Jazz, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Transaction. Neither the Investment Banking Division nor the Merchant Banking Division of Goldman Sachs has a direct equity investment in GW or Jazz or any of their respective majority-owned subsidiaries (as reflected in Goldman Sachs’ books and records, but excluding, if applicable, portfolio companies), or, if applicable, any respective funds managed thereby. Goldman Sachs acted as financial advisor to GW in connection with, and participated in certain of the negotiations leading to, the

Transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to GW and/or its affiliates from time to time. During the two year period ended February 3, 2021 the Investment Banking Division of Goldman Sachs has not been engaged by GW or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Jazz and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint lead manager with respect to a private offering by Jazz Investments I Limited, an affiliate of Jazz, of its 2.000% exchangeable senior notes due 2026 (aggregate principal amount $850 million) in June 2020. During the two-year period ended February 3, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Jazz and/or its affiliates of approximately $3.8 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to GW, Jazz and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The disclosure in the section entitled “The Transaction—Certain GW Forecasts” beginning on page 81 of the Proxy Statement, is hereby amended as follows:

The first paragraph on page 81 is amended and supplemented as follows:

Other than periodic guidance concerning GW’s projected research and development expenses, selling, general and administrative expenses and capital expenditures, which guidance GW presents as a range, GW does not as a matter of course publicly disclose financial forecasts or projections as to future revenues or other results of its operations due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, as described further in “—Background of the Transaction” beginning on page 53 of this proxy statement, GW management has historically prepared and periodically updated forecasts for use in discussions and reviews with the GW Board of GW’s strategic plan. GW management reviewed forecasts for fiscal years 2020 through 2035 (the “July Forecasts”) with the GW Board in July 2020 following receipt of Jazz’s initial non-binding proposal as part of the GW Board’s evaluation of the proposal. The July Forecasts had been prepared by GW management before receiving Jazz’s proposal. GW management updated the July Forecasts in December 2020 (as so updated, the “December Forecasts”) to remove fiscal year 2020 given that it was substantially complete and to reflect subsequent events and changes in certain circumstances and underlying assumptions (as described further below), which updated forecasts were reviewed with the GW Board at its meetings on December 13, 2020 and February 2, 2021. The July Forecasts and the December Forecasts (collectively, the “Forecasts”) are set forth below. Jazz financial forecasts were not provided to GW or its financial advisors given the small amount of the stock component of the transaction deliverables, and were not relied upon by the GW Board or its financial advisors in approving the Transaction or for purposes of their financial analyses and fairness opinions, respectively.

The second full paragraph on page 82 is amended and supplemented as follows:

The Forecasts were developed for GW on a stand-alone basis without giving effect to the Transaction or entry into the Transaction Agreement, including any potential synergies that may be achieved by the combined company as a result of the Transaction, any changes to GW’s strategy or operations that may be implemented after the consummation of the Transaction or any costs incurred in connection with the Transaction. The GW Board did not quantify synergies that may be achieved by the combined company as a result of the Transaction and such synergies were not taken into account by the GW Board in its evaluation and approval of the Transaction given the small amount of the stock component of the transaction deliverables. Furthermore, the Forecasts do not take into account the effect of any failure of the Transaction to be completed and should not be viewed as relevant or continuing in that context.

The first table on page 84 is deleted in its entirety and replaced with the following:

December Forecasts of GW Management

($ in millions)

	Fiscal Year Ending December 31,
	2021 E	2022 E	2023 E	2024 E	2025 E	2026 E	2027 E	2028 E	2029 E	2030 E	2031 E	2032 E	2033 E	2034 E	2035 E
Total Revenue(1)	$742	$1,084	$1,518	$1,943	$2,326	$2,456	$2,572	$2,664	$2,779	$2,906	$1,824	$1,897	$1,939	$1,455	$1,413

Total COGS	$(62)	$(118)	$(162)	$(204)	$(243)	$(262)	$(276)	$(286)	$(299)	$(313)	$(207)	$(215)	$(220)	$(172)	$(167)

Gross Profit	$680	$965	$1,356	$1,738	$2,083	$2,195	$2,297	$2,378	$2,480	$2,592	$1,618	$1,682	$1,719	$1,284	$1,246

Operating Expenses
R&D Expenses	$(270)	$(268)	$(285)	$(303)	$(323)	$(316)	$(331)	$(316)	$(329)	$(344)	$(255)	$(207)	$(193)	$(132)	$(129)
SG&A Expenses	$(397)	$(476)	$(540)	$(614)	$(679)	$(669)	$(674)	$(663)	$(650)	$(644)	$(457)	$(461)	$(459)	$(373)	$(374)
Total Operating Expenses	$(668)	$(744)	$(826)	$(917)	$(1,002)	$(985)	$(1,005)	$(979)	$(979)	$(988)	$(712)	$(669)	$(651)	$(505)	$(503)

EBIT(2)	$12	$221	$530	$822	$1,081	$1,210	$1,292	$1,399	$1,500	$1,605	$906	$1,014	$1,067	$779	$743

Unallocated R&D	$0	$0	$0	$(35)	$(73)	$(93)	$(179)	$(220)	$(245)	$(277)	$(202)	$(151)	$(133)	$(70)	$(65)

EBIT (Excl. Unallocated R&D)(3)	$12	$221	$530	$857	$1,155	$1,303	$1,471	$1,619	$1,745	$1,882	$1,108	$1,164	$1,200	$849	$808

(1)	The December Forecasts reflect assessments by GW management of the POS for each of the products and product candidates in the indications covered by the December Forecasts.
(2)

“EBIT” is defined as net income before interest expense and tax expense. The December Forecasts allocate unallocated research and development expense to Epidiolex, nabiximols and new organic products pro rata based on product spend as a percentage of total product-attributable spend in each year.

(3)	“EBIT (Excl. Unallocated R&D)” is defined as EBIT excluding unallocated research and development expense.

The second table on page 84 is deleted in its entirety and replaced with the following:

GW Unlevered Free Cash Flow Calculated by Goldman Sachs

($ in millions)

	Fiscal Year Ending December 31,
	2021 E	2022 E	2023 E	2024 E	2025 E	2026 E	2027 E	2028 E	2029 E	2030 E	2031 E	2032 E	2033 E	2034 E	2035 E
EBIT	$12	$221	$530	$822	$1,081	$1,210	$1,292	$1,399	$1,500	$1,605	$906	$1,014	$1,067	$779	$743
Less: Tax Expense	$(1)	$(27)	$(64)	$(99)	$(130)	$(145)	$(155)	$(168)	$(180)	$(193)	$(109)	$(122)	$(128)	$(93)	$(89)
Plus: Depreciation & Amortization	$17	$19	$21	$23	$25	$26	$27	$27	$27	$28	$21	$19	$19	$15	$15
Less: Capital Expenditures	$(30)	$(25)	$(21)	$(23)	$(25)	$(26)	$(27)	$(27)	$(27)	$(28)	$(21)	$(19)	$(19)	$(15)	$(15)
Less: Change in Net Working Capital	$(22)	$(34)	$(43)	$(42)	$(38)	$(13)	$(12)	$(9)	$(11)	$(13)	$108	$(7)	$(4)	$48	$4

Unlevered Free Cash Flow(1)(2)	$(25)	$154	$423	$681	$913	$1,052	$1,125	$1,222	$1,309	$1,399	$905	$885	$935	$734	$658

(1)

GW’s unlevered free cash flow is defined as EBIT plus depreciation and amortization less taxes, capital expenditures and changes in net working capital. For purposes of calculating unlevered free cash flow, stock-based compensation was treated as a cash expense.

(2)	Reflects projected tax savings of $2, $13, $30 and $40 from the application of net operating losses for fiscal years 2021, 2022, 2023 and 2024, respectively.

The first table on page 85 is deleted in its entirety and replaced with the following:

GW Unlevered Free Cash Flow (Excl. Unallocated R&D) Calculated by Centerview

($ in millions)

	Fiscal Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
EBIT (Excl. Unallocated R&D)	$12	$221	$530	$857	$1,155	$1,303	$1,471	$1,619	$1,745	$1,882	$1,108	$1,164	$1,200	$849	$808
Less: Tax Expense	$(1)	$(27)	$(64)	$(103)	$(139)	$(156)	$(176)	$(194)	$(209)	$(226)	$(133)	$(140)	$(144)	$(102)	$(97)
Less: Capital Expenditures	$(30)	$(25)	$(21)	$(23)	$(25)	$(26)	$(27)	$(27)	$(27)	$(28)	$(21)	$(19)	$(19)	$(15)	$(15)
Plus: Depreciation & Amortization	$17	$19	$21	$23	$25	$26	$27	$27	$27	$28	$21	$19	$19	$15	$15
Less: Change in Net Working Capital	$(22)	$(34)	$(43)	$(42)	$(38)	$(13)	$(12)	$(9)	$(11)	$(13)	$108	$(7)	$(4)	$48	$4

Unlevered Free Cash Flow (Excl. Unallocated R&D) (1)(2)	$(25)	$154	$423	$712	$978	$1,134	$1,283	$1,416	$1,524	$1,643	$1,083	$1,017	$1,052	$795	$715

(1)

GW unlevered free cash flow (excluding unallocated research and development expense) is defined as EBIT (excluding unallocated research and development expense) plus depreciation and amortization less taxes, capital expenditures and changes in net working capital. For purposes of calculating unlevered free cash flow, stock-based compensation was treated as a cash expense.

(2)	Reflects projected tax savings of $1, $13, $29 and $40 from the application of net operating losses for fiscal years 2021, 2022, 2023 and 2024, respectively.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding GW and Jazz including, but not limited to, statements related to the proposed acquisition of GW and the anticipated timing for the completion thereof; statements regarding the expectations and beliefs of the board of directors of GW, GW management, the board of directors of Jazz or Jazz management and other statements that are not historical facts. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond GW’s or Jazz’s control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with GW’s and Jazz’s ability to complete the acquisition on the proposed terms or on the anticipated timeline, or at all, including: risks and uncertainties related to securing the necessary regulatory and shareholder approvals, the sanction of the High Court of Justice of England and Wales and satisfaction of other closing conditions to consummate the acquisition; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the acquisition; risks related to diverting the attention of GW and Jazz management from ongoing business operations; failure to realize the expected benefits of the acquisition; significant transaction costs and/or unknown or inestimable liabilities; the risk of shareholder litigation in connection with the acquisition, including resulting expense or delay; the risk that GW’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; Jazz’s ability to obtain the expected financing to consummate the acquisition; risks related to future opportunities and plans for the combined company, including the uncertainty of expected future regulatory filings, financial performance and results of the combined company following completion of the acquisition; GW’s or the combined company’s dependence on the successful commercialization of Epidiolex or Epidyolex (the trade name for Epidiolex in Europe) and the uncertain market potential of Epidiolex/Epidyolex; pharmaceutical product development and the uncertainty of clinical success; the regulatory approval process, including the risks that GW or Jazz may be unable to submit anticipated regulatory filings on the timeframe anticipated, or at all, or that GW or the combined company may be unable to obtain regulatory approvals of any product candidates, including nabiximols and Epidiolex/Epidyolex for additional indications, in a timely manner or at all; disruption from the acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees, distributors, suppliers or other third parties; effects relating to the announcement of the acquisition or any further announcements or the consummation of the acquisition on the market price of Jazz ordinary shares, GW American depositary shares or GW ordinary shares; the possibility that, if Jazz does not achieve the perceived benefits of the acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Jazz ordinary shares could decline; regulatory initiatives and changes in tax laws; market volatility; and other risks and uncertainties affecting GW and Jazz, including those described from time to time under the caption “Risk Factors” and elsewhere in GW’s and Jazz’s U.S. Securities and Exchange Commission (the “SEC”) filings and reports, including GW’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Jazz’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, GW’s definitive proxy statement filed with the SEC on March 15, 2021 and future filings and reports by either company. In addition, while GW and Jazz expect the COVID-19 pandemic to continue to adversely affect their respective business operations and financial results, the extent of the impact on the combined company’s ability to generate sales of and revenues from its approved products, execute on new product launches, its clinical development and regulatory efforts, its corporate development objectives and the value of and market for its ordinary shares, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time. Moreover, other risks and uncertainties of which GW or Jazz are not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Readers of this communication are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by GW or Jazz on their respective websites or otherwise. Except as otherwise required by law, neither GW nor Jazz undertakes any obligation, and each expressly disclaims any obligation, to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information and Where to Find It

In connection with the acquisition, GW filed a definitive proxy statement with the SEC on March 15, 2021. Each of GW and Jazz may also file other relevant documents with the SEC regarding the acquisition. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (WHICH INCLUDES AN EXPLANATORY STATEMENT IN RESPECT OF THE SCHEME OF ARRANGEMENT OF GW IN ACCORDANCE WITH THE REQUIREMENTS OF THE UK COMPANIES ACT 2006) AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ACQUISITION.

Investors and security holders may obtain free copies of the definitive proxy statement and other documents containing important information about GW, Jazz and the acquisition, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by GW will be available free of charge on GW’s website at https://www.gwpharm.com. Copies of the documents filed with the SEC by Jazz will be available free of charge on Jazz’s website at https://www.jazzpharma.com.

Participants in the Solicitation

GW, Jazz, their respective directors and certain of their executive officers and other employees may be deemed to be participants in the solicitation of proxies from GW’s security holders in connection with the acquisition. Information about GW’s directors and executive officers is set forth in GW’s proxy statement on Schedule 14A for its 2020 Annual General Meeting, which was filed with the SEC on April 7, 2020, and its Current Report on Form 8-K filed with the SEC on September 10, 2020 and subsequent statements of beneficial ownership on file with the SEC. Information about Jazz’s directors and executive officers is set forth in Jazz’s proxy statement on Schedule 14A for its 2020 Annual General Meeting, which was filed with the SEC on June 12, 2020 and subsequent statements of beneficial ownership on file with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of GW’s security holders in connection with the acquisition, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement.

No Offer Or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended (“Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. The Jazz securities delivered in the acquisition are anticipated to be delivered in reliance upon an available exemption from such registration requirements pursuant to Section 3(a)(10) of the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GW PHARMACEUTICALS PLC

By:	/s/ Douglas B. Snyder
	Name:	Douglas B. Snyder
	Title:	Chief Legal Officer

Date: April 14, 2021